DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Statements included herein contain certain “forward-looking statements” within the meaning of the Securities Act, the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which we operate and the United States and global economies. Statements included herein that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section herein. These factors should not be construed as exhaustive and should be read with the other cautionary statements included herein. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained herein, those results of operations, financial condition and liquidity or developments may not be indicative of results or developments in subsequent periods.

Among the factors that may cause actual results and expectations to differ from anticipated results and expectations expressed in such forward-looking statements are the following:

•	our substantial indebtedness;

•	current economic conditions and uncertainties in the housing, credit and capital markets;

•	our ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives;

•	the ability to identify and successfully consummate and integrate value-adding acquisition opportunities;

•	increasing competition and pricing pressures in the markets served by our operating companies;

•	the ability of our operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations;

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reduced military spending by the government on projects for which our Telephonics Corporation (“Telephonics”) supplies products, including as a result of defense budget cuts or other government actions;

•	the ability of the federal government to fund and conduct its operations;

•	increases in the cost of raw materials such as resin, wood and steel, and of components or purchased finished goods; as well as any potential impact on costs or availability resulting from tariffs;

•	changes in customer demand or loss of a material customer at one of our operating companies;

•	the potential impact of seasonal variations and uncertain weather patterns on certain of our businesses;

•	political events that could impact the worldwide economy;

•	a downgrade in our credit ratings;

•	changes in international economic conditions including interest rate and currency exchange fluctuations;

•	the reliance by certain of our businesses on particular third party suppliers and manufacturers to meet customer demands;

•	the relative mix of products and services offered by our businesses, which impacts margins and operating efficiencies;

•	short-term capacity constraints or prolonged excess capacity;

•	unforeseen developments in contingencies, such as litigation, regulatory and environmental matters;

•	unfavorable results of government agency contract audits of Telephonics;

•	possible cyber or other security threats to our infrastructure;

•	our ability to adequately protect and maintain the validity of patent and other intellectual property rights;

•	the cyclical nature of the businesses of certain of our operating companies;

•	possible terrorist threats and actions, and the possible outbreak of war or other military conflict, and their impact on the global economy;

•	the impact of recent and future legislative and regulatory changes, including, without limitation, the Tax Cuts and Jobs Act (the “TCJA”).

Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

MARKET AND INDUSTRY DATA

Statements included herein contain statistical data that we obtained from industry publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we do not represent that we have done a complete search for other industry data. In addition, neither we nor the Initial Purchasers has independently verified market industry data provided by third parties, and neither we nor the Initial Purchasers take any further responsibility for this data. Market position used herein is based on our management’s knowledge of the industry and the good faith estimates made by our management. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe that they generally indicate size, position and market share within these industries. Our own estimates have been based on information obtained from our trade and business organizations, our customers and vendors and other contacts in the markets in which we operate. While we believe our management’s estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and neither we nor the Initial Purchasers can assure you that they are accurate.

MEMORANDUM SUMMARY

The following is a brief summary of our business and the proposed offering of notes, but it is not complete and does not contain all of the information that you should consider before making your investment decision. Unless otherwise indicated or the context otherwise requires, references to (i) “Griffon” refer to solely to Griffon Corporation, not its subsidiaries; and (ii) “we,” “our,” “the Company” and “us” refer to Griffon Corporation and its subsidiaries on a consolidated basis.

Our Company

We own and operate, and seek to acquire, businesses in multiple industries and geographic markets. Our objective is to maintain leading positions in the markets we serve by providing innovative, branded products with superior quality and industry-leading service. We place emphasis on our iconic and well-respected brands, which helps to differentiate us and our offerings from our competitors and strengthens our relationship with our customers and those who ultimately use our products.

Through operating a diverse portfolio of businesses, we expect to reduce variability caused by external factors such as market cyclicality, seasonality, and weather. We achieve diversity by providing various product offerings and brands through multiple sales and distribution channels, and conducting business across multiple countries which we consider our home markets.

Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. As long-term investors, having substantial experience in a variety of industries, our intent is to continue the growth and strengthening of our existing businesses, and to diversify further through investments in our businesses and through acquisitions.

As described in greater detail below, over the past three years, we have undertaken a series of transformative transactions. This past year we integrated our most significant acquisitions into our wholly owned subsidiaries, The AMES Companies, Inc. (“AMES”) and Clopay Corporation (“Clopay”), expanding the scope of both AMES and Clopay. In particular, CornellCookson has been integrated into Clopay, so that our leading company in residential garage doors and sectional commercial doors now includes a leading manufacturer of rolling steel doors and grille products. ClosetMaid was combined with AMES, and we established an integrated headquarters for AMES in Orlando, Florida. AMES is now positioned to fulfill its mission of Bringing Brands Together™ with the leading brands in home and garage organization, outdoor décor, and lawn, garden and cleaning tools. As a result of the expanded scope of the AMES and Clopay businesses, we now report each as a separate segment. Clopay remains in the Home and Building Products (“HBP”) segment and AMES now constitutes our new Consumer and Professional Products (“CPP”) segment

For the twelve months ended December 31, 2019, we had Revenue of $2.2 billion and Segment Adjusted EBITDA (as defined below) of $256.4 million.

Griffon Corporation Business Overview

Description

Leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.

Largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

			Leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.
Revenue for the trailing twelve months (“TTM”) ended December 31, 2019	$1.025 billion	$891.7 million	$330.3 million
% of total Griffon revenue	45%	40%	15%
Segment Adjusted EBITDA TTM 12/31/19	$92.01 million	$129.6 million	$34.8 million
Revenue per End Markets TTM 12/31/19
Revenue per geography TTM 12/31/19

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Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Segment Adjusted EBITDA”). For a reconciliation of the non-GAAP financial measures presented herein to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Financial Measures” below.

CONSUMER AND PROFESSIONAL PRODUCTS

The CPP segment consists of AMES. Founded in Massachusetts in 1774, AMES has the distinction of being one of the oldest companies in continuous operation in the United States. Over its long life, AMES has grown organically and through the acquisition of other leading and historic tool businesses such as True Temper, Union Tools, and Garant. Today, AMES is the leading manufacturer of long-handled tools and landscaping products for homeowners and professionals in North America, and also provides these products in key global markets including Canada, Australia, New Zealand, the United Kingdom, and Ireland. With the addition of ClosetMaid, AMES is also the leading provider of wood and wire closet organization, general living storage, and wire garage storage products in the United States.

Since being acquired by Griffon in 2010, AMES has benefited from strategic acquisitions that have expanded its product portfolio and geographic presence. The ClosetMaid, Southern Patio, and Harper Brush Works acquisitions added to AMES’ product categories in North America to include storage and organization, decorative landscaping, and cleaning products. The acquisitions of Northcote, Cyclone, Hills, and Tuscan Path in Australia established AMES as a leading supplier of tools and landscaping categories in the Australian market. As a result of the acquisitions of Kelkay and La Hacienda, the United Kingdom and Ireland has become a new key market for AMES products.

AMES’ brands are among the most recognized across its primary product categories in North America, Australia and the United Kingdom. Its brand portfolio for long-handled tools, outdoor décor, and landscaping product includes AMES®, True Temper®, Garant®, Harper®, UnionTools®, Westmix™, Cyclone®, Southern Patio®, Northcote Pottery™, Nylex®, Hills®, Kelkay®, Tuscan Path®, La Hacienda®, Kelso™, and Dynamic Design®™. Contractor-oriented tool brands include Razor-Back® Professional Tools and Jackson® Professional Tools. AMES’ home organization, general living storage, and garage storage products are sold primarily under the ClosetMaid® brand.

This strong portfolio of brands enables AMES to build and maintain long-standing relationships with leading retailers and distributors. In addition, given the breadth of its brand portfolio and product category depth, AMES is able to offer specific, differentiated branding strategies for key retail customers. These strategies have focused on enhancement of brand value, with the goal of de-commoditizing AMES products through the introduction of identity and functionality elements that will make each top brand unique, attractive and visually recognizable by the consumer. The visual brand transformation of the AMES® and Razor-Back® brands was completed in 2015, and the True Temper® line roll-out was completed in 2016. In addition to the brands listed, AMES also sells private label branded products, further differentiating AMES in its customer offerings.

AMES sells products throughout North America, Australia, New Zealand and Europe through (1) home centers, such as The Home Depot, Inc. (“Home Depot”), Lowe’s Companies Inc. (“Lowe’s”), Rona Inc., Bunnings Warehouse (“Bunnings”) and Woodies (with the average length of the relationship with these customers being approximately 30 years); (2) mass market, specialty, and hardware retailers including Wal-Mart Stores Inc. (“Walmart”), Target Corporation (“Target”), Canadian Tire Corporation, Limited (“Canadian Tire”), Costco Wholesale Corporation (“Costco”), Ace, Do-It-Best and True Value Company; (3) industrial distributors, such as W.W. Grainger, Inc. and ORS Nasco, and (4) homebuilders, such as D.R. Horton, KB Home, Lennar and NVR, Inc.

HOME AND BUILDING PRODUCTS

The HBP segment consists of Clopay. Founded in 1964 and acquired by us in 1986, Clopay has grown organically and through acquisitions to become the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Clopay also manufactures a complete line of entry door systems uniquely designed to complement its popular residential garage door styles. The majority of Clopay’s sales come from home remodeling and renovation projects, with the balance from commercial construction and new residential housing construction. Sales into the home remodeling market are driven by the aging of the housing stock, existing home sales activity, and the trends of improving both home appearance and energy efficiency.

On June 4, 2018, Clopay acquired CornellCookson, a leading U.S. manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional and retail use, for $180.0 million, excluding certain post-closing adjustments. After taking into account estimated tax benefits resulting from the transaction, the effective purchase price was $170.0 million, subject to certain adjustments. CornellCookson was founded in 1828 as Cornell Iron Works and, in 2008, purchased the Cookson Company, which was founded in 1938, to form CornellCookson. The acquisition of CornellCookson expands Clopay’s existing footprint in the commercial door market and strengthens relationships with professional dealers and installers. Clopay had previously partnered with CornellCookson on customer solutions for over eight years. Consolidating the companies allows Clopay to broaden its existing portfolio of brands, products and customers to serve the commercial market more efficiently with multiple types of doors, and creates additional opportunity to expand our position in adjacent markets. Similar distribution and product composition between the businesses also allows for potential cost savings opportunities across distribution networks and through commodity purchasing.

Clopay brings over 50 years of experience and innovation to the residential and sectional garage door industry, and has over 100 years of experience in the rolling steel door industry. Residential and commercial sectional products are sold under market-leading brands including Clopay®, America’s Favorite Garage Doors®, Holmes Garage Door Company® and IDEAL Door®. Clopay commercial rolling steel door brands include Cornell®, Cookson®, CornellCookson® and Clopay®.

Clopay distributes its products through a wide range of distribution channels, including a national network of 51 distribution centers. Additionally, products are sold to over 2,500 independent professional installing dealers and to major home center retail chains including Home Depot and Menards (with the average length of the relationship with these customers being greater than 25 years).

Clopay maintains strong relationships with its installing dealers and believes it is the largest supplier of sectional garage doors to the retail and professional installing channels in North America and the largest supplier of rolling steel door products in North America. Clopay is currently the exclusive supplier of residential garage doors throughout North America to Home Depot and Menards.

DEFENSE ELECTRONICS

Defense Electronics consists of Telephonics. Founded in 1933, Telephonics is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions that are deployed across a wide range of land, sea and air applications. Telephonics designs, develops, manufactures and provides logistical support and lifecycle sustainment services to defense, aerospace and commercial customers worldwide. In 2019, approximately 63% of the segment’s sales were to the U.S. Government and agencies thereof, as a prime or subcontractor, 32% to international customers and 5% to U.S. commercial customers.

Telephonics is organized into six primary business lines: Radar, Naval & Cyber Systems, Surveillance, Communications, Systems Engineering and Analysis (SEG), and Telephonics Large Scale Integration (TLSI).

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Radar: Telephonics provides a wide range of high-performing, lightweight and cost-effective maritime surveillance and weather avoidance radar systems for fixed- and rotary-wing aircraft, Unmanned Aerial Vehicles (UAVs) and shipboard platforms to the U.S. Government and numerous international defense agencies.

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Naval & Cyber Systems: As today’s global leader for maritime surveillance radars, Telephonics is the sole provider of the US Navy’s AN/APS-153 multi-mode radar and the communications suite within the MH-60R/S multi-mission helicopters. With a laser focus on tomorrow, Telephonics is developing the next generation multi-mode maritime and over-land surveillance AESA radar known as Telephonics MOSAIC®. Cyber Systems focuses on Intelligence, Surveillance and Reconnaissance aircraft integration design and services with a facility that includes a 7,000 square foot hanger and a Sensitive Compartmented Information Facility (SCIF) capable of supporting various customer and Government agencies “black” programs.

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Surveillance: Telephonics is a global leader in Identification Friend or Foe (IFF), Monopulse Secondary Surveillance Radars (MSSR) and Air Traffic Control (ATC) systems enabling military and civilian air traffic controllers to effectively identify aircraft and vehicles as friendly.

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Communications: Telephonics’ advanced wired and wireless communication systems provide the digital backbone for defense and civil platforms worldwide, including fixed-and rotary-wing aircraft, lighter-than-air aircraft and ground control shelters.

•	Systems Engineering and Analysis: SEG provides sophisticated, highly technical engineering and analytic support primarily to U.S. Government customers.

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Telephonics Large Scale Integration: TLSI has designed nearly 400 mixed-signal custom Application Specific Integrated Circuits (ASICs) for customers in the automotive, industrial, defense/avionics and smart energy markets.

To meet the unique challenges of operating in an increasingly complex industry that is faced with continued economic and budgetary pressure on U.S. defense procurement, Telephonics has adapted its core surveillance and communications products, typically used by the U.S. government and its agencies, to meet the needs of international customers in both defense and commercial markets. Telephonics’ two largest product lines include maritime surveillance radar and aircraft intercommunication management systems and as Telephonics continues to concentrate on adjacent markets to grow these product lines both domestically and internationally, the company remains focused on delivering high-quality products and services that protect military personnel and civilian interests world-wide.

Based on long-established relationships supported by existing contractual arrangements, Telephonics is a first-tier supplier to prime contractors in the defense industry such as Lockheed Martin Corporation (“Lockheed Martin”, which includes Sikorsky Aircraft), The Boeing Company (“Boeing”), Northrop Grumman Corporation (“Northrop Grumman”), Oshkosh Corporation (“Oshkosh”), Airbus Military, Airbus Helicopters, Leonardo (“AgustaWestland”) Helicopters, and SAAB (with the average length of the relationship with these customers being greater than 20 years), and is a prime contractor to the U.S. Department of Defense and FAA. The significance of each of these customers to Telephonics’ revenue fluctuates on an annual basis, based on the timing and funding of the Original Equipment Manufacturers (“OEM”) contract award, and the technological scope of the work required. Key products include maritime radars, identification friend or foe systems, mobile surveillance and communication systems. The significant contraction and consolidation in the U.S. and international defense industry provides opportunities for established first-tier suppliers to capitalize on existing relationships with major prime contractors and to play a larger role in defense systems development and procurement for the foreseeable future.

Our Industries

We operate in three industries: Consumer and Professional products, Home and Building products and Aerospace and Defense.

Consumer and Professional Products Industry Overview

AMES is a provider of products to a diverse set of end markets that are subject to varying demand factors. We estimate that approximately half of AMES sales are driven by demand for products sold in North America at retail locations including large format home improvement centers, mass-market retailers, hardware stores, and farm stores. Products sold at retail include tools, pots and planters, landscaping and outdoor lifestyle products, and storage furniture. Residential repair and remodel and residential new construction demand drives approximately 14% and 6% of AMES sales, respectively, with products sold to these end markets primarily comprised of wire and wood closet systems and other home storage solutions. Sales in markets outside of North America, mostly in Australasia and the United Kingdom, represents over 20% of overall sales and includes tools, pots and planters, and outdoor lifestyle products. Sales into the North American industrial channel, which are primarily tools, and other product sales not otherwise categorized makes up the remainder.

CPP Revenue by End-Markets

Demand for AMES products tend to be driven by the following economic factors:

Overall strength of the U.S. economy. AMES principally sells to end users who are individual consumers and homeowners, and more than two-thirds of AMES’ sales are in the United States. The overall health of the U.S. economy is a significant driver of consumer confidence and spending, and therefore signals demand for many AMES products. The Federal Open Market Committee expects sustained, albeit slowing, economic growth in the U.S. through 2022 with continued low unemployment and moderate inflation. GDP growth is expected to remain within a 1.8% to 2.0% per year growth rate, with unemployment expected to remain below 4%, near historically low levels. Inflation, as measured by core Personal Consumption Expenditures (“PCE”) inflation, is expected to remain at or below 2% through 2022. These are all positive indicators for sustained U.S. consumer confidence and consumption.

Housing starts and household formation. AMES sees demand from the homebuilder channel for home organization systems, and consumers starting new households will often purchase products for their lawn and garden and enhancing an outdoor lifestyle. Recent forecasts from Fannie Mae indicate strong increases in single-family home starts, growing by 10% in 2020 and 5.9% in 2021, driven by strong U.S. consumer activity, household formation, and tight housing inventories.

Favorable demographics and trends. We expect a growing senior population will boost spending within selected consumer categories, particularly lawn and garden retail sales. With a large portion of the baby boomer population approaching retirement, the number of individuals with excess free time to spend on activities like home gardening is on the rise. Aging baby boomers are the fastest growing segment of the U.S. population. In addition, homeowners are increasingly looking at their gardens as a place of tranquility, and using their garden to increase their self-sufficiency, grow their foods using organic methods, and reduce their grocery bills. We believe AMES gardening and outdoor lifestyle products are also benefiting from the desire of US homeowners to extend the living space of their home into the backyard and from increased investment in outdoor living. Finally, rooftop, vertical and glasshouse gardens are expected to become part of the residential garden, particularly due to urbanization and a keener focus on “green” design.

Strength of international markets. Sales in Australia represent more than 15% of the AMES total, and sales to consumers in Australia continue to be healthy. Australian GDP is forecasted by the Reserve Bank of Australia to grow at an annualized rate of 2.75% through June of 2021, which, if realized, would represent an unprecedented 30 consecutive years of economic growth. Unemployment in Australia over the same period is expected to be at or below 5%, consistent with unemployment rates seen through 2019. Economic growth in Canada and the United Kingdom is expected to continue as well, with GDP growth rates through 2021 to be in excess of those estimated in 2019 with stable employment levels and moderate inflation expected in both countries.

Home and Building Products Industry Overview

Clopay is a provider of products to end markets including individual homeowners, builders, and commercial construction contractors. We estimate that approximately half of Clopay sales are driven by demand for repair and remodeling (R&R) of existing residential homes, specifically for the replacement and maintenance of residential sectional garage doors. Commercial construction demand drives approximately 40% of Clopay sales, and includes both rolling steel doors and grilles as well as sectional doors tailored for commercial applications. Residential new construction demand for sectional garage doors accounts for the remaining sales of the HBP segment, approximating 10% of sales overall.

HBP Revenue by End-Markets

Projected growth in R&R expenditures. According to the Leading Indicator of Remodeling Activity estimate issued by the Harvard University Joint Center for Housing Studies, the four-quarter moving average of homeowner improvement expenditures was $328 billion in the fourth quarter of 2019, with growth moderating through 2020. The Home Improvement Research Institute expects sales for repair and remodel products to increase by an average annual rate of 2.6% from 2021 through 2023, moderating somewhat from an estimated 4.1% growth rate seen in 2019.

Aging of the Housing Stock. The Harvard University Joint Center for Housing Studies has indicated that low levels of new construction in recent years have pushed up the median age of owner occupied homes to nearly 40 years. There are currently over 110 million homes more than 20 years old that will require regular investment to offset normal wear and keep these properties in working condition. This aging has accelerated over the past few decades, with the median estimated age of an owner-occupied home increasing from 23 years in 1985 to 40 years in 2017, according to a 2017 American Housing Survey conducted by the U.S. Census Bureau. We believe the aging housing stock will continue to drive demand for residential repair and remodeling projects.

Projected growth within existing home sales. Also known as resales, existing home sales represent the bulk of single-family housing transactions each year and are, therefore, one of the most important drivers. According to the National Association of Realtors (NAR) existing home sales were 5.34 million in 2018, down 3.1% from 2017. The 2018 existing home sales were 26% below the peak sales levels seen in 2005, and were very near the average annual sales level of 5.3 million seen from 2000 through the end of 2019. NAR expects existing home sales to increase to 5.5 million by 2020, a 3.4% increase over 2018 levels.

Housing Starts. Average industry forecasts from leading associations (National Association of Homebuilders, National Association of Realtors, Mortgage Bankers Association and Fannie Mae) suggests total housing starts (both single and multi-family) will grow from 1.30 million in 2019 to 1.38 million in 2021, representing a 3.0% compounded annual growth rate.

Energy efficiency. Interest in sustainable remodeling projects is increasing due to growing environmental awareness and concerns over high energy costs. We believe that consumers of environmental products will gravitate towards those building projects that offer environmental and, in turn, energy efficiency benefits.

Non-residential construction. The non-residential building products market contracted significantly during the economic downturn as the construction of commercial buildings such as offices and warehouses slowed. In recent years however the market has experienced sustained growth as the economy continues its sustained recovery. We expect continued job growth, low office vacancy rates, and overall GDP growth to continue to support the market for our non-residential building products. In addition, the strong expansion of on-line retail is driving growth in the construction of warehouses and distribution centers which are key markets for our CornellCookson rolling steel doors and Clopay commercial sectional garage doors. The steady recovery of the non-residential construction industry is evident in the Dodge Momentum Index, a leading indicator which has shown steady improvement in the market since the economic downturn. According to the American Institute of Architects (AIA) Consensus Construction Forecast, the US non-residential construction sector is expected to grow 1.5% through 2020 followed by 0.9% growth in 2021.

Aerospace and Defense Industry Overview

The defense environment has been significantly altered over the last few years through a fundamental shift in focus from a traditional “threat-based” model to one that emphasizes a broad range of capabilities needed to respond to all contingencies, with the overarching goal of full-spectrum dominance to defeat any adversary or control of any situation across the full range of military operations. This change has manifested itself through increased focus and budget allocations to develop capabilities in C4ISR (command, control, communications, computers and intelligence, surveillance and reconnaissance), unmanned systems and networked information technologies. The DoD’s emphasis on systems interoperability, advances in intelligence gathering, and the provision of real-time relevant data to battle commanders, often referred to as the common operating picture, have increased the electronic content of nearly all major military procurement and research programs.

Tightening military budgets and the emergence of information-based, network-centric warfare have led militaries around the world to become increasingly reliant on information and communication technologies. These technologies provide critical advantages in battlefield, support and logistics operations. In particular, by enhancing situational awareness (knowledge of the location and strength of friendly and unfriendly forces during battle), militaries can significantly increase the likelihood of success during a conflict. We therefore believe that, in spite of the uncertainty regarding U.S. defense spending, there is significant opportunity for growth in the international defense market for information technologies and defense electronics, which Telephonics is well positioned to benefit from.

The U.S. defense budget for government fiscal year (GFY) 2020 was signed into law in December 2019 at $738 billion, which was $20 billion more than the $718 billion in the President’s defense budget request, and included major growth to most mission areas. This represents a $53 billion, or 7.7%, increase over the prior year defense budget of $685 billion. The President’s budget request included growth through GFY 2024 with a compounded annual growth rate (“CAGR”) of approximately 1% over the GFY 2020 requested budget level.

Internationally, demand is growing due to major system capability upgrades in existing systems and re-capitalization of aging assets. We anticipate global defense spending to grow with a CAGR of about 3.5% over the 2016-2026 period. The U.S. is the largest exporter of defense equipment in the world, and is expected to remain so for the foreseeable future, with significant increases in defense budgets expected in countries that have historically imported defense products from the U.S. such as Saudi Arabia, UAE, Turkey, Taiwan, Australia, India, South Korea and Japan, among others.

FY 2020 DoD Budget Request

Source: FY 2020 United States Department of Defense Budget Request

Competitive Strengths

We believe our competitive strengths include:

Leading market positions across diverse product segments

We believe that we have established leading positions across many of our product categories. Based on revenue, we are the leading U.S. manufacturer and global provider of long-handled tools and landscaping products for homeowners and professionals; the leading North American manufacturer and distributer of wood and wire home storage and organization products; the leading North American manufacturer and marketer of residential garage doors, and the leading North American manufacturer and marketer of rolling steel doors and grille products designed for commercial, industrial and institutional retail use. We achieved this success by developing a broad offering of high quality products and providing superior service to our customers. Our broad product line offering gives us a competitive advantage over other suppliers by enabling us to provide our customers, which include home-centers and other mass merchandisers, with a differentiated value proposition to meet their own customers’ needs.

Telephonics is a first-tier supplier to prime contractors in the defense industry such as Lockheed Martin, Boeing, Northrop Grumman, Oshkosh, Airbus Military, Airbus Helicopters, Leonardo (AgustaWestland) Helicopters, and SAAB, (with the average length of the relationship with these customers being greater than 20 years), and is a prime contractor to the U.S. Department of Defense and FAA.

Our market leadership across our subsidiaries is driven by a reputation for product innovation, high quality, strong customer service, breadth of product portfolio, strong brands and ability to compete effectively in all relevant channels.

Portfolio of highly recognized, strong product brands

We manage a broad portfolio of over twenty widely recognized and respected brands covering a large spectrum of products with strategic positions in the U.S., Canada, Australasia and the United Kingdom. Our brands have long histories with strong established relationships that provide momentum and a solid foundation for growth.

Our leading brands, such as Clopay®, CornellCookson, AMES®, True Temper®, and ClosetMaid®, are well recognized in their respective industries. Our businesses benefit from our broader portfolio of brands, notably:

AMES®, True Temper®, Harper®, UnionTools®, Garant®, Cyclone®, Nylex® , and Kelso™, as well as contractor-oriented brands including Razor-Back®, Jackson®, Westmix™, Kelkay®, and Darby™, support the AMES tool and watering categories. Wire and wood storage products are sold under the ClosetMaid®, MasterSuite®, Suite Symphony®, Impressions®, ExpressShelf®; SpaceCreations®, Maximum Load®, SuperSlide® and ShelfTrack® brand names.

Residential and commercial door and grille products are sold under brands including Clopay®, America’s Favorite Garage Doors®, Holmes Garage Door Company®, IDEAL Door® and CornellCookson®.

This broad portfolio of brands enables us to offer specific, differentiated branding strategies for key customers. Our extensive product line breadth, industry-leading brands associated with premium quality products and global platform enable us to build and maintain long-standing relationships with leading retailers and distributors.

Attractive end-market outlook across our businesses

Our business segments operate in a diverse set of industries with unique attributes and market drivers.

The AMES business, comprising 45% of our revenue, serves broad consumer and homeowner categories in its home markets of United States, Canada, Australia, and the United Kingdom through multiple sales channels. We expect AMES to benefit from continued healthy consumer spending in these countries, each of which are expecting positive real GDP growth, relatively low levels of unemployment, and moderate inflation.

Both AMES and Clopay are expected to continue to benefit as the U.S. housing market recovers from its historic bottom. Residential repair and remodel activity, the largest single market for Clopay and a significant market for AMES, is expected to continue to grow in 2020, albeit at a slower rate than seen in 2019. The Home Improvement Research Institute expects repair and remodel sales to grow at 2.6% on average between 2021 and 2023, and the Leading Indicator of Remodeling Activity estimate issued by the Harvard University Joint Center for Housing Studies, expects to see repair and remodel activity continuing to grow, but moderating from the growth rate than seen in 2019. Continued growth in new home starts and favorable household formation are expected to also help to support demand in both businesses.

Non-residential construction, the second largest market for Clopay, has enjoyed sustained momentum since the economic downturn. Continued investments in commercial construction, including warehousing and logistics supporting e-commerce, are expected to drive future demand along with public investment projects including education and healthcare.

The remaining 20% of our revenue comes from the Defense Electronics industry through our subsidiary, Telephonics, which has historically been a consistent performer driven by our long-standing relationship with the U.S. government. The DoD budget is increasing from its low point of a few years ago and, as a result, we believe the defense electronics industry currently has a positive near term outlook. The annual budget of the DoD (which, together with its subcontractors, is our main customer in this segment, representing over 60% of our revenue in our Telephonics business division), increased 7.7% from 2019 to 2020. Contract backlog was $370.2 million at December 31, 2019, with 74% expected to be fulfilled in the next 12 months. Backlog was $389.3 million at September 30, 2019. This funded backlog represents unfilled firm orders for our products for which customer funding has been authorized and provides us with visibility into the segment’s performance. We see significant opportunities from an expansion of the U.S. Navy fleet; international opportunities, particularly in the Middle East and Asia; and growing border and perimeter security markets, both in the U.S. and abroad. We are positioned to benefit from the expected increase in defense spending in the next few years.

Defense Spending Outlook

Stable and diversified customer base with long-standing relationships

Our HBP and CPP segments use a multi-channel distribution network that serves both the home repair and remodeling end markets, as well as the new construction end market, through our broad customer base of specialty and wholesale distributors, retail home centers, remodeling dealers and builders.

We have developed long-standing relationships with a large, blue chip and expansive customer base. We notably serve many of the industry’s leading companies, including Home

Depot, Lowe’s, Menards, Walmart, Costco, Rona, Bunnings, Woodies, Ace, True Value Company, Grainger, ORS Nasco and Canadian Tire, with the average length of relationship with these customers being greater than 20 years. In many cases, we have grown along with these customers, often maintaining sales offices adjacent to the customer to ensure efficient product placement and timely service.

We work closely with numerous mass merchants, clubs, regional retailers, co-ops and approximately 2,500 independent installing dealers. We are especially proud to be the exclusive supplier of residential garage doors for Home Depot and Menards. Clopay distributes its garage doors directly to its customers from its manufacturing facilities and through its distribution centers located throughout the U.S. and Canada. ClosetMaid’s large customer base is diversified among various industries and includes key retail customers such as Home Depot, Target, Lowe’s and Walmart and key building customers such as D.R. Horton, KB Home, Lennar and NVR.

The success of our Telephonics segment has been driven by our strategic nexus with the U.S. government and its agencies and subcontractors, which represents over 60% of our segment’s revenues and which we have served for over 30 years. Additionally, we have been a major supplier of information and communications technologies to many of the world’s most prestigious aerospace and defense firms, including Lockheed Martin, Boeing, Northrop Grumman, Oshkosh, Airbus, Leonardo (AgustaWestland), and SAAB.

Throughout our history, we have earned a leading position with our customers by leveraging our innovative products, customer service and scale to successfully meet our partners’ product and logistical goals. We understand the strategic importance of these relationships and are highly focused on building these relationships into the future.

Track record of integrating and improving acquired businesses

Over the past six years, our ability to cultivate relationships and team with strategic partners has enabled us to source and execute eleven acquisitions, creating a broad portfolio of brands covering a large spectrum of products. We acquire businesses that have durable competitive strengths within their respective markets at sensible prices that have the potential for attractive long-term returns.

Our acquisition of ClosetMaid, which was subsequently integrated with our AMES business, has been immediately accretive to cash flow and earnings. We expect to leverage our distribution, manufacturing and dealer network to create cross-selling opportunities and take advantage of available cost savings opportunities across our commodity purchasing and back office operations.

The acquisition of CornellCookson expands our footprint in the commercial channel and strengthens our relationships with professional dealers and installers. Clopay had previously partnered with CornellCookson on customer solutions. This consolidation of these companies allows us to broaden our existing portfolio of brands, products and customers to serve the market more efficiently with multiple types of rolling steel and sectional product offerings, and create additional exposure to adjacent markets. We believe that the similar distribution and product composition of these brands will allow us to realize savings in warehousing, distribution, manufacturing, and sourcing.

We view our ability to identify, execute and integrate acquisitions as one of our core strengths and expect that the proposed offering of notes will improve our financial position and flexibility, enabling us to more effectively service our customers.

Strategic actions driving margin and free cash flow improvement

From 2014 through 2017, we implemented a series of strategic actions within the CPP and HBP segments, resulting in the improvement of the Segment Adjusted EBITDA margin of CPP by 360 basis points, from 4.7% to 8.3%, and of HBP by 310 basis points, from 11.3% to 14.4%.

From January 2013 through the first quarter of 2015, we improved manufacturing and distribution efficiency within AMES by closing certain U.S. manufacturing facilities and consolidating operations into our Camp Hill and Carlisle locations. In addition, we implemented a more consistent product visual brand language to reinforce our brand identity and reduce product stock keeping units, or SKUs, and further streamlined our product offerings. We estimate that these initiatives by AMES resulted in annual cash savings exceeding $10.0 million.

In Australia, we consolidated the acquisitions of Cyclone and Northcote Pottery with our AMES business in Australia, which were initially located at 15 legacy distribution sites, into 6 sites, and we integrated their operations under a unified management organization. The subsequent Australian acquisitions of Nylex, Hills and Tuscan Path have been integrated into these current sites.

Beginning in October 2015, Clopay invested in a 250,000 square foot expansion of its state-of-the-art Troy, Ohio manufacturing facility to address increased customer demand, particularly for the newer and more innovative garage door products. This allowed HBP to better address customer demand for products yielding improved mix.

In February 2018, we completed the sale of our Clopay Plastics segment to Berry Global Group, Inc. (“Berry”) for $465.0 million. In addition to providing liquidity for subsequent acquisitions that were strategic to our HBP segment, this divestiture reduced our capital expenditure requirements as a percentage of 2017 sales, from 3.3% for Griffon, including Clopay Plastics, to 2.4% for Griffon, excluding Clopay Plastics, resulting in stronger free cash flow conversion. We expect stable cash flow generation from our operations to continue.

Strong and highly experienced management team

Our management team has decades of diverse industry experience with focused competencies in operational excellence, product development and innovation, customer and channel management and growth strategy, both organically and through acquisitions. We have a highly experienced management team with a successful track record of profitable growth and demonstrated leadership in cyclical markets, including an ability to reduce costs, improve operational efficiencies and successfully introduce new products. Griffon’s senior management team has an average of 30 years of professional experience and an average of 10 years with Griffon. Our recent acquisitions of ClosetMaid and CornellCookson, as well as the strategic repositioning of our portfolio through the divestiture of our Clopay Plastics business, are strong evidence of our ability to transform and enhance our business. Our management holds, and will continue to hold, a significant equity interest in our company reflecting their confidence in, and ongoing commitment to, the future growth and success of our businesses.

Business Strategy

Pursue profitable, multi-faceted organic sales growth

We seek to deliver profitable organic revenue growth through several strategic initiatives, including product innovation, brand and marketing investment, channel management, and cross geography product introduction. These strategic initiatives will drive our sales mix to include more value-added, higher margin products.

Product innovation

We will continue to invest capital to develop new products and enhance the functionality of our existing products. In response to evolving customer requirements, we routinely update our core products and technologies and coordinate with customers at the earliest stages of new program and product development. Our product and technological developments are accomplished both through internally-funded R&D projects, as well as through strategic partnerships with customers to better serve customized demand. Our success in AMES is driven by our ability to continuously innovate high quality tools that meet customer requirements in timely order. In Clopay, we continually improve our garage and rolling steel door offering through development efforts focused on characteristics such as strength, design and energy efficiency. Recent key new products include higher end foam and insulated garage doors. ClosetMaid continually improves existing products as well as develops new products to satisfy consumer needs, expand revenue opportunities, maintain or extend competitive advantages, increase market share and reduce production costs.

In order for Telephonics to continually offer affordable solutions that provide relevant and required features, it works closely with prime customers and U.S. Government customers and stakeholders. These relationships help to identify and confirm there is future market demand for products by investing in R&D providing desired product enhancements and new capabilities. Telephonics works closely with its prime contractor and U.S. Government customers to identify new and enhanced capabilities and products that will satisfy anticipated future market demand, and directs its innovation efforts accordingly.

Telephonics leverages its engineering and scientific capabilities to exceed customers’ minimum specifications, providing them with greater performance, flexibility and value. Over the past 3 years, Telephonics has invested over $15.0 million in Defense Electronics R&D initiatives per annum, representing approximately 4% of the segment’s revenue.

Brand and marketing investment

We are making meaningful investments in marketing initiatives designed to enhance the positioning of our portfolio of brands. Our CBP and HBP segments maintain a strong promotional presence, in both traditional and digital media. We believe these branding initiatives are key marketing tools for expanding our customer base, leveraging our distribution network and increasing our market share.

Channel management

We are implementing initiatives and investing in tools and technology to enhance our relationships with key customers through our multi-channel distribution platform. The goal of these new initiatives is to make it easier for our customer to source from our brands, and support their ability to sell our products in the marketplace. As one example, Clopay customers utilize a proprietary residential door web application, the MyDoor® mobile enabled app, that guides consumers through an easy to use visualization and pricing program, allowing them to select the optimal door for their home. For Clopay’s commercial products, Clopay’s Commercial Door Quoter (CDQ™) and CornellCookson’s WebGen systems are available to assist professional dealers through streamlining their quoting and submittal process for greater productivity and backroom efficiency improvement.

Cross geography product introduction

We will continue to leverage our existing global relationships and market-share leading positions to target new multinational and regional customers. We will also continue to work closely with external research firms and other organizations to identify and capitalize on emerging consumer and professional end-user trends. In addition, we plan to leverage our extensive distribution network to market our existing products more broadly and to aggressively rollout our new, technologically enhanced product offerings. We have been successful in expanding our customer base in international markets and will continue to use our incumbent status on major platforms to bolster our international presence.

Continuous improvement and cost savings initiatives

We are highly focused on cost reductions and margin improvement. In addition to our existing programs, we will continue to implement new initiatives and operating strategies at the corporate and segment levels to further enhance our performance. Initiatives are developed and tracked at the segment level with corporate guidance.

Our recent actions have already helped us to improve our Segment Adjusted EBITDA margins. From 2014 through 2017, we implemented a series of strategic actions within the CPP and HBP segments, resulting in the improvement of the Segment Adjusted EBITDA margin of CPP by 360 basis points, from 4.7% to 8.3%, and of HBP by 310 basis points, from 11.3% to 14.4%. We believe that our focus on operational excellence will result in the continued expansion of our profit margins. We note that we are in the early stages of integration of our ClosetMaid and CornellCookson acquisitions, and expect continued margin improvement in those businesses as our cost savings initiatives are implemented.

Over the long-term, we plan to continue to optimize our manufacturing and distribution networks in existing and select new geographic markets. Where appropriate, we will continue to pursue joint ventures and other agreements to leverage the operating experience, technical expertise and local market knowledge of our strategic partners.

Continue to supplement organic sales growth with strategic acquisitions

Making strategic acquisitions is an important part of our growth plan. Both HBP and CPP segments include product categories where competition is highly-fragmented, and therefore offers significant acquisition opportunities. AMES has completed several bolt-on acquisitions in the past several years, including the acquisitions of Apta, Nylex, Hills, La Hacienda, Kelkay, Tuscan Path and Harper Brush Works. These acquisitions broaden AMES’ global outdoor living and lawn and garden business, strengthen AMES’ industry leading position in Australia and support AMES’ UK expansion strategy. Nylex and Hills are highly recognized brands in Australia and further supplement AMES iconic brands. We also completed larger transactions, with the acquisition of ClosetMaid for $165 million, net of post-closing adjustments and estimated tax benefits, in October 2017, and we closed on the acquisition of CornellCookson for $170 million, net of estimated tax benefits, on June 4, 2018. As global economic conditions improve, we will continue to seek out, evaluate and, where appropriate, acquire additional businesses in all of our current markets that can benefit from our global distribution channels and offer potentially attractive returns on capital.

We have historically funded our acquisitions and other growth initiatives with cash on hand, through free cash flow generated from our business, as well as through external financing sources. Where we have utilized debt financing, we believe we have financed such growth appropriately.

Summary of Transactions

Concurrent Tender Offer and Redemption

On February 4, 2020, we commenced a tender offer for up to $800 million of our 2022 Notes. Under the terms of the tender offer, the total consideration for tendered notes equals $1,001.25 for every $1,000 principal amount of 2022 Notes tendered prior to 5:00 p.m. on February 18, 2020. Holders who tender their 2022 Notes prior to the expiration date, which is 11:59 p.m. on March 3, 2020, will receive the tender offer consideration of $981.25 per $1,000 principal amount of 2022 Notes tendered. This exhibit is not an offer to purchase, or the solicitation of an offer to sell, the 2022 Notes. The tender offer is made only by and pursuant to the terms of the Offer to Purchase of Griffon, dated February 4, 2020, and the related Letter of Transmittal and Consent, as the same may be amended or supplemented. The tender offer is subject to the satisfaction or waiver of various conditions, including the issuance of the Notes offered hereby and other customary conditions. We may amend, extend or terminate the tender offer, and we may purchase or offer to purchase the 2022 Notes through open market purchases, privately negotiated transactions, exchange offers, redemptions or otherwise. On February 4, 2020, we issued a notice of redemption for up to $800,000,000 of the 2022 Notes that remain outstanding after the tender offer at a redemption price of 100.000%, plus accrued and unpaid interest, which is subject to a financing condition, and we will redeem such 2022 Notes, if and to the extent that less than $800,000,000 of the 2022 Notes are repurchased pursuant to the tender offer, on March 5, 2020. This exhibit does not constitute a notice of redemption.

We refer to the offering of the Notes, together with the tender offer and repurchase or redemption of $800 million of our outstanding 2022 Notes collectively as the “Transactions.”

Revolver Amendment

On January 30, 2020, Griffon amended its revolving credit facility (the “Revolver Amendment”) to increase the size of the facility from $350.0 million to $400.0 million and extend the maturity from March 22, 2021 to March 22, 2025, except that if the 2022 Notes are not repaid, refinanced or replaced prior to December 1, 2021 with indebtedness maturing on or after June 23, 2025, then the revolving credit facility will mature on December 1, 2021. The Revolver Amendment also modified certain other provisions of the facility. The facility includes a letter of credit sub-facility with a limit of $100.0 million (increased from $50.0 million); a foreign currency sub-facility of $200.0 million (increased from $100.0 million); and contains a customary accordion feature that permits Griffon to request, subject to each participating lender’s consent, an increase in the maximum aggregate amount that can be borrowed by up to an additional $100.0 million (increased from $50.0 million).

Pro Forma Organizational Chart

The following chart summarizes our organizational structure and our principal indebtedness immediately after giving effect to the proposed offering of notes and the application of the net proceeds of the proposed offering of notes as described under “Use of Proceeds.” This chart is provided for illustrative purposes only and does not show all of our or our subsidiaries’ obligations.

Corporate Information

We were incorporated in New York in 1959 and were reincorporated in Delaware in 1970. We changed our name to Griffon Corporation in 1995. Our principal executive offices are located at 712 Fifth Avenue, New York, New York 10019, and our telephone number is (212) 957-5000. Our website is located at http://www.griffon.com.

Reconciliation of Non-GAAP Financial Measures

The following table reconciles our calculations of Adjusted EBITDA to income before taxes from continuing operations for the twelve months ended December 31, 2019.

Twelve Months Ended 12/31/19
(numbers in thousands)
Revenue
Commercial and Professional Products	$1,025,210
Home & Building Products	891,726
Defense Electronics	330,269

Total	2,247,205

Segment adjusted EBITDA:
Commercial and Professional Products	92,038
Home and Building Products	129,567
Defense Electronics	34,794

Total Segment adjusted EBITDA from continuing operations	256,399
Unallocated amounts, excluding depreciation	(46,980)
Add: Stock and ESOP-based compensation	15,818

Adjusted EBITDA	225,237
Net interest (expense) income	(66,879)
Depreciation and amortization	(62,588)
Stock-based compensation	(15,818)
Acquisition contingent consideration	1,646
Restructuring charges	(6,434)

Income before taxes from continuing operations	$75,164

Risks Related to Our Business

CPP is subject to risks relating to sourcing from international locations, especially China.

CPP’s business is global, with products and raw materials sourced from, manufactured in and sold in multiple countries around the world. There are risks associated with conducting a business that may be impacted by political and other developments associated with international trade. In this regard, certain products sold by CPP in the United States and elsewhere are sourced from China; and raw materials used by CPP may be sourced from China and therefore may have their prices impacted by tariffs imposed on trade between the United States and China.

The sourcing of CPP finished goods, components and raw materials from China are generally subject to supply agreements with Chinese companies. China does not have a well-developed, consolidated body of laws governing agreements with international customers. Enforcement of existing laws or contracts based on existing law may be uncertain and sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary on matters of international trade in many cases creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations in China may be subject to government policies reflecting domestic political changes.

Because of the volume of sourcing by CPP from China, the ongoing trade dispute between the U.S. and China, including the imposition of tariffs on various Chinese imports into the U.S. at various times since March 2018, represents a continuing risk to CPP revenue and operating performance. Following the initial announcement in March 2018 of a 25% tariff on steel imports and a 10% tariff on aluminum imports, the Trump Administration imposed additional and/or increased tariffs on a wide variety of consumer and industrial items imported from China; most of these tariffs are expected to remain for the foreseeable future. Some of these tariffs were subsequently reduced and/or delayed as the Trump Administration continues to pursue trade negotiations with China. The materials subject to these tariffs include various steel and aluminum finished goods, as well as a variety of resins, fabrics and wood products. As a result of these tariffs and the fluid nature of ongoing trade negotiations, we intend to continue to manage our China supply base, which may include raising prices on certain goods. This may in turn result in reduced sales or the loss of customers and could impact our operating performance.

CPP and HBP operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, United States-Mexico-Canada Agreement, if and when it becomes effective, and the activities and regulations of the World Trade Organization. Although these trade agreements generally have positive effects on trade liberalization, sourcing flexibility and cost of goods by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country, trade agreements can also adversely affect the CPP and HBP businesses. For example, trade agreements can result in setting quotas on products that may be imported from a particular country into key markets including the U.S., Canada, Australia and the United Kingdom, or may make it easier for other companies to compete by eliminating restrictions on products from countries where CPP and HBP competitors source products.

The ability of CPP and HBP to import products in a timely and cost-effective manner may also be affected by conditions at ports or issues that otherwise affect transportation and warehousing providers, such as port and shipping capacity, labor disputes, severe weather or increased homeland security requirements in the U.S. and other countries. These issues could delay importation of products or require CPP and HBP to locate alternative ports or warehousing providers to avoid disruption to customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on CPP’s and HBP’s business and financial condition.

The recent coronavirus outbreak has led the Chinese government to implement restrictions throughout China relating to the operations of almost all types of businesses, including factories. The third-party manufacturing facilities from which AMES sources products, as well as the in-house Ames manufacturing facility in Jiangmen that serves the ClosetMaid line of business, are generally in regions in which business operations are expected to resume shortly. Should the Chinese government extend the period of shutdown for businesses in these regions for a substantially longer time than currently expected, the supply chain for our AMES business could be materially impacted, which could in turn have a material impact on our AMES business.

USE OF PROCEEDS

We intend to use the net proceeds of the proposed offering of notes, together with cash on hand, to (i) repurchase up to $800 million of our 2022 Notes in the tender offer, (ii) pay certain related fees and expenses, including any applicable tender premiums, redemption premiums and accrued interest on the 2022 Notes, and (iii) redeem up to $800 million of our 2022 Notes to the extent that less than $800 million of such 2022 Notes are repurchased pursuant to the tender offer.

Certain of the Initial Purchasers or their affiliates may hold a portion the 2022 Notes and, as such, may receive a portion of the proceeds of the proposed offering of notes. See “Private Placement.”

The following table sets forth the estimated sources and uses of funds (assuming the offering of the Notes closed on December 31, 2019):

(Dollars in millions) Sources of Funds:
Notes offered hereby	$800.0
Cash on hand	$13.0

Total Sources	$813.0

Uses of Funds:
Repurchase of 2022 Notes	$800.0
Estimated fees and expenses	$13.0

Total Uses	$813.0

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2019:

•	on an actual basis; and

•	on a pro forma basis to give effect to the Transactions and the use of the net proceeds therefrom.

The historical data in the table are derived from, and should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Summary—Summary Historical Consolidated Financial Data of Griffon Corporation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes thereto incorporated herein by reference or attached hereto.

	Actual	As Adjusted(1)
	(Dollars in millions)
Cash and Cash Equivalents	$64.8	$51.8

Debt:
Revolving Credit Facility(2)	$100.1	$100.1
Existing Notes Due 2022	1,000.0	200.0
Notes Offered Hereby(3)	—	800.0
Other Debt(4)	55.2	55.2

Total Debt	$1,155.3	$1,155.3
Total Equity	494.7	481.7

Total Capitalization	$1,650.0	$1,637.0

(1)	As Adjusted excludes the impact of accrued interest and assumes that $800.0 million principal amount of outstanding 2022 Notes will be tendered and repurchased in the tender offer.

(2)

As of December 31, 2019, we had $100.1 million outstanding under our revolving credit facility. As of December 31, 2019 after giving effect to the Revolver Amendment, we had $278.8 million of availability under the revolving credit facility (net of $100.1 million in outstanding borrowings and $21.1 million in outstanding standby letters of credit).

(3)	Represents the aggregate principal amount of the Notes and assumes the Notes will be issued at par.

(4)	Amount consists of outstanding amounts under our capital leases, foreign lines of credit and term loans and other long-term debt.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents selected consolidated financial data. The selected consolidated financial data for the three months ended December 31, 2018 and 2019 were derived from our unaudited consolidated financial statements, which are incorporated herein by reference. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all normal recurring adjustments necessary for a fair presentation of the information set forth herein. The consolidated financial data for the fiscal years ended September 30, 2015 and 2016 were derived from our audited consolidated financial statements that are not included herein. The consolidated financial data for the fiscal years ended September 30, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements, which are incorporated herein by reference. The selected unaudited financial data for the twelve months ended December 31, 2019 has been derived by adding our operating results and cash flow for our fiscal year ended September 30, 2019 and for the three months period ended December 31, 2019 and deducting such financial data for the three months ended December 31, 2018. Historical results are not necessarily indicative of the results to be expected in the future. In addition, our results for the three months ended December 31, 2019 are not necessarily indicative of results expected for the full year ending September 30, 2020.

	2015(1)	2016(2)	2017(3)	2018(4)	2019(5)	Three Months Ended December 31,		Twelve Months Ended December 31,
						2018	2019(6)	2019
	(in thousands)
Operating Results Data:
Revenue	$1,483,291	$1,477,035	$1,524,997	$1,977,918	$2,209,289	$510,522	$548,438	$2,247,205
Cost of goods and services	1,090,944	1,076,342	1,116,871	$1,448,737	$1,614,020	367,476	398,517	1,645,061

Gross profit	392,347	400,693	408,126	529,181	595,269	143,046	149,921	602,144
Selling, general administrative expenses	325,435	318,353	341,092	$436,380	$460,004	113,754	117,798	464,048
Income from operations	66,912	82,340	67,034	92,801	135,265	29,292	32,123	138,096
Other income (expense)								0
Interest expense	(47,776)	(49,943)	(51,513)	$(65,568)	$(68,066)	(16,529)	(16,211)	(67,748)
Interest income	261	66	64	1,697	806	198	261	869
Other, net	(331)	(250)	1,113	4,880	4,173	1,004	778	3,947

Total other income (expense)	(47,846)	(50,127)	(50,336)	(58,991)	(63,087)	(15,327)	(15,172)	(62,932)

Income before income taxes	19,066	32,213	16,698	33,810	72,178	13,965	16,951	75,164
Provision (benefit) for income taxes	6,772	12,432	(1,085)	555	26,556	5,212	6,339	27,683

Income from continuing operations	12,294	19,781	17,783	33,255	45,622	8,753	10,612	47,481
Discontinued operations								0
Income (loss) from operations of discontinued businesses	34,570	20,952	22,276	119,981	(11,050)	—	—	(11,050)
Provision for income taxes	(12,575)	10,723	25,147	27,558	(2,715)	—	—	(2,715)

Income (loss) from discontinued operations	21,995	10,229	(2,871)	92,423	(8,335)	—	—	(8,335)

Net income	$34,289	$30,010	$14,912	$125,678	$37,287	$8,753	$10,612	$39,146

	2015	2016	2017	2018	2019	At December 31		At December 31,
						2018	2019	2019
	(in thousands)
Balance Sheet Data:
Cash and equivalents	$52,001	$72,553	$47,681	$69,758	$72,377	$81,752	$64,792	$64,792
Property, plant and equipment, net	228,405	236,905	232,135	342,492	337,326	336,490	332,148	332,148
Total assets	1,712,813	1,782,096	1,873,541	2,084,890	2,074,939	2,074,789	2,257,802	2,257,802
Total debt, net	811,787	910,878	979,158	1,121,082	1,104,274	1,154,951	1,146,585	1,146,585
Total liabilities	1,282,288	1,371,149	1,474,733	1,610,499	1,597,176	1,603,228	1,763,109	1,763,109
Total shareholders’ equity	430,525	410,947	398,808	474,391	477,763	471,561	494,693	494,693

	2015	2016	2017	2018	2019	Three Months Ended December 31,		Twelve Months Ended December 31,
						2018	2019	2019
	(in thousands)
Other Financial Data:
Capital expenditures	46,308	59,276	34,937	50,138	45,361	8,397	13,172	50,136
Depreciation and amortization	45,834	46,342	47,878	55,803	61,848	15,085	15,825	62,588

(1)	2015 includes discrete tax benefits, net of $219.

(2)	2016 includes discrete tax benefits, net, of $857.

(3)	2017 includes $9,617 of acquisition related costs ($6,145, net of tax), $5,137 of contract settlement charges ($3,300, net of tax) and discrete tax benefits, net, of $8,274.

(4)

2018 includes $7,597 of acquisition related costs ($5,047, net of tax), special dividend ESOP charges of $3,220 ($2,125, net of tax), $1,205 of secondary equity offering costs ($795, net of tax), a cost of life insurance benefit of $2,614 ($248, net of tax) and discrete and certain other tax benefits, net, of $9,384.

(5)	2019 includes a benefit from the reversal of contingent consideration related to the Kelkay acquisition of $1,646 ($1,333, net of tax) and discrete and certain other tax provisions, net, of $2,035.

(6)	FY Q1 2020 includes $6,434 of restructuring charges ($4,148, net of tax), and discrete and certain other tax provisions, net, of $833.